Exhibit 99.1

Collegium Reports Third Quarter 2025 Financial Results; Raises 2025 Guidance

– Generated Record Quarterly Net Revenue of $209.4 Million, Up 31% Year-over-Year –

– Generated Record Quarterly Jornay PM® Net Revenue of $41.8 Million;
Grew Prescriptions by 20% Year-over-Year –

– Generated Record Quarterly Pain Portfolio Net Revenue of $167.6 Million, Up 11% Year-over-Year, with All Three Core Products Growing Year-over-Year –

– Raised Full-Year 2025 Net Revenue Guidance to be in the Range of $775 to $785 Million and Adjusted EBITDA Guidance in the Range of $460 to $470 Million –

– Ended Q3’25 with Cash, Cash Equivalents and Marketable Securities of $285.9 Million –

– Conference Call Scheduled for Today at 8:00 a.m. ET –

STOUGHTON, Mass., November 6, 2025 -- Collegium Pharmaceutical, Inc. (Nasdaq: COLL) today reported its financial results for the quarter ended September 30, 2025, and provided a business update.

“We delivered another strong quarter of results driven by our portfolio of differentiated medicines and unwavering commitment to patients,” said Vikram Karnani, President and Chief Executive Officer. “Jornay PM prescription growth was further bolstered by the start of the back-to-school season, as both patients and healthcare providers increasingly recognize the unique benefits of Jornay PM. The outstanding performance of Jornay PM, along with sustained growth across our pain portfolio, has led us to raise our 2025 financial guidance. As we move into the fourth quarter and look ahead to 2026, we remain dedicated to supporting patients with serious medical conditions while driving shareholder value through strong commercial execution, strategic business development, and disciplined capital deployment.”

“Net revenue and adjusted EBITDA reached record highs this quarter, driven by strong performance from Jornay PM and our pain portfolio. Net revenue grew 31% year-over-year, while adjusted EBITDA increased 27% over the same period. We also generated meaningful operating cash flows, further strengthening our financial position,” said Colleen Tupper, Chief Financial Officer. “We continue to execute our capital deployment strategy which balances rapidly paying down debt, opportunistically repurchasing shares, and actively evaluating opportunities to expand our portfolio through business development. We are on track to achieve our updated guidance, setting a solid foundation for continued growth in 2026.”

ADHD Business Highlights

●	Grew Jornay PM prescriptions 20% year-over-year in the quarter ended September 30, 2025 (the 2025 Quarter).
●	Generated $41.8 million in Jornay PM net revenue in the 2025 Quarter. Full-year 2025 Jornay PM net revenue is expected to be in the range of $145 to $150 million.
●	Jornay PM prescribers reached an all-time high in the 2025 Quarter with 27,700 healthcare providers writing Jornay PM prescriptions, up 22% year-over-year.
●	In October, presented two posters at the American Academy of Child & Adolescent Psychiatry and Neuroscience Education Institute conferences highlighting real-world Jornay PM data.

Pain Portfolio Highlights

●	Grew net revenues from pain portfolio to a record $167.6 million in the 2025 Quarter, up 11% year-over-year.
●	Generated Belbuca® net revenue of $58.3 million in the 2025 Quarter, up 10% year-over-year.
●	Generated Xtampza® ER net revenue of $50.5 million, up 2% year-over-year.

●	Generated Nucynta Franchise net revenue of $54.8 million, up 21% year-over-year.
●	In July and August, issued two publications in Pain Research and Management and Journal of Pain Research highlighting real-world benefits of treatment with Belbuca and Xtampza ER, respectively.
●	In September, presented nine posters at PAINWeek 2025 showcasing real-world data from our pain portfolio.

Corporate Updates

●	In July, our Board of Directors authorized a new share repurchase program to repurchase up to $150 million of common stock through December 31, 2026.
●	In July, completed an accelerated share repurchase program returning $25 million of value to shareholders through the repurchase of 0.8 million shares at an average share price of $30.41.
●	In October, management rang the Nasdaq opening bell in celebration of Collegium’s 10-year anniversary as a publicly traded company on the Nasdaq Stock Market.

Upcoming Events

The Company will participate in the following upcoming investor conferences in the fourth quarter of 2025:

●	Jefferies London Healthcare Conference – London, UK; November 19, 2025
●	Piper Sandler 37th Annual Healthcare Conference – New York, NY; December 2, 2025
●	Evercore 8th Annual Healthcare Conference – Coral Gables, FL; December 4, 2025

Financial Guidance for 2025

The Company updates its full-year 2025 guidance for Product Revenues, Net, Adjusted Operating Expenses, and Adjusted EBITDA:

	Prior	Updated
Product Revenues, Net	$745 - $760 million	$775 - $785 million
Jornay PM Revenues, Net	$140 - $145 million	$145 - $150 million
Adjusted Operating Expenses (Excluding Stock-Based Compensation)	$225 - $235 million	$235 - $240 million
Adjusted EBITDA (Excluding Stock-Based Compensation)	$440 - $455 million	$460 - $470 million

Financial Results for Quarter Ended September 30, 2025

●	Product revenues, net were $209.4 million for the 2025 Quarter, compared to $159.3 million for the quarter ended September 30, 2024 (the 2024 Quarter), representing a 31% increase year-over-year.
●	GAAP operating expenses were $67.1 million for the 2025 Quarter, compared to $62.0 million for the 2024 Quarter, representing an 8% increase year-over-year. Adjusted operating expenses, which exclude stock-based compensation expense and other adjustments to reflect changes that occur in our business but do not represent ongoing operations, were $55.7 million for the 2025 Quarter, compared to $34.8 million for the 2024 Quarter, representing a 60% increase year-over-year.
●	GAAP net income for the 2025 Quarter was $31.5 million, with $1.00 GAAP earnings per share (basic) and $0.84 GAAP earnings per share (diluted), compared to GAAP net income for the 2024 Quarter of $9.3 million, with $0.29 GAAP earnings per share (basic) and $0.27 GAAP earnings per share (diluted). Non-GAAP adjusted net income for the 2025 Quarter was $87.3 million, with $2.25 adjusted earnings per share, compared to non-GAAP adjusted net income for the 2024 Quarter of $63.5 million, with $1.61 adjusted earnings per share.
●	Adjusted EBITDA for the 2025 Quarter was $133.0 million, compared to $105.1 million for the 2024 Quarter, representing a 27% increase year-over-year. The Company generated $78.4 million in cash from operations, and exited the 2025 Quarter with cash, cash equivalents and marketable securities of $285.9 million.

Conference Call Information

The Company will host a conference call and live audio webcast on Thursday, November 6, 2025, at 8:00 a.m. ET. To access the conference call, please dial (877) 407-8037 (U.S.) or (201) 689-8037 (International) and reference the “Collegium Pharmaceutical Third Quarter 2025 Earnings Call.” An audio webcast will be accessible from the Investors section of the Company’s website: www.collegiumpharma.com. The webcast will be available for replay on the Company’s website approximately two hours after the event.

About Collegium Pharmaceutical, Inc.

Collegium is building a leading, diversified biopharmaceutical company committed to improving the lives of people living with serious medical conditions. The Company has a leading portfolio of responsible pain management medications and a rapidly growing neuropsychiatry business driven by Jornay PM®, a differentiated treatment for ADHD. Collegium’s strategy includes growing its commercial portfolio, with Jornay PM as the lead growth driver, and deploying capital in a disciplined manner. Collegium’s headquarters are located in Stoughton, Massachusetts. For more information, please visit the Company’s website at www.collegiumpharma.com.

Non-GAAP Financial Measures

To supplement our financial results presented on a GAAP basis, we have included information about certain non-GAAP financial measures. We believe the presentation of these non-GAAP financial measures, when viewed with our results under GAAP and the accompanying reconciliations, provide analysts, investors, lenders, and other third parties with insights into how we evaluate normal operational activities, including our ability to generate cash from operations, on a comparable year-over-year basis and manage our budgeting and forecasting. In addition, certain non-GAAP financial measures, primarily adjusted EBITDA, are used to measure performance when determining components of annual compensation for substantially all non-sales force employees, including senior management.

We may discuss the following financial measures that are not calculated in accordance with GAAP in our quarterly and annual reports, earnings press releases, and conference calls.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income or loss adjusted to exclude interest expense, interest income, the benefit from or provision for income taxes, depreciation, amortization, stock-based compensation, and other adjustments to reflect changes that occur in our business but do not represent ongoing operations. Adjusted EBITDA, as used by us, may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

There are several limitations related to the use of adjusted EBITDA rather than net income or loss, which is the nearest GAAP equivalent, such as:

●	adjusted EBITDA excludes depreciation and amortization, and, although these are non-cash expenses, the assets being depreciated or amortized may have to be replaced in the future, the cash requirements for which are not reflected in adjusted EBITDA;
●	adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs;
●	adjusted EBITDA does not reflect the benefit from or provision for income taxes or the cash requirements to pay taxes;
●	adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

●	we exclude stock-based compensation expense from adjusted EBITDA although: (i) it has been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy; and (ii) if we did not pay out a portion of our compensation in the form of stock-based compensation, the cash salary expense included in operating expenses would be higher, which would affect our cash position;
●	we exclude impairment expenses from adjusted EBITDA and, although these are non-cash expenses, the asset(s) being impaired may have to be replaced in the future, the cash requirements for which are not reflected in adjusted EBITDA;
●	we exclude restructuring expenses from adjusted EBITDA. Restructuring expenses primarily include employee severance and contract termination costs that are not related to acquisitions. The amount and/or frequency of these restructuring expenses are not part of our underlying business;
●	we exclude litigation settlements and contingencies that are subject to recovery from adjusted EBITDA, as well as any applicable income items or, credit adjustments, or recoveries due to subsequent changes in estimates. This does not include our legal fees to defend claims, which are expensed as incurred;
●	we exclude acquisition related expenses as the amount and/or frequency of these expenses are not part of our underlying business. Acquisition related expenses include transaction costs, which primarily consisted of financial advisory, banking, legal, and regulatory fees, and other consulting fees, incurred to complete the acquisition, employee-related expenses (severance cost and benefits) for terminated employees after the acquisition, legal defense expenses for specific acquired claims that relate to acts that occurred prior to our acquisition, and miscellaneous other acquisition related expenses incurred;
●	we exclude recognition of the step-up basis in inventory from acquisitions (i.e., the adjustment to record inventory from historic cost to fair value at acquisition) as the adjustment does not reflect the ongoing expense associated with sale of our products as part of our underlying business;
●	we exclude losses on extinguishments of debt as these expenses are episodic in nature and do not directly correlate to the cost of operating our business on an ongoing basis;
●	we exclude executive transition expenses from adjusted EBITDA as the amount and/or frequency of these expenses are episodic in nature and do not directly correlate to the cost of operating our business on an ongoing basis; and
●	we exclude other expenses, from time to time, that are episodic in nature and do not directly correlate to the cost of operating our business on an ongoing basis.

Adjusted Operating Expenses

Adjusted operating expenses is a non-GAAP financial measure that represents GAAP operating expenses adjusted to exclude stock-based compensation expense, and other adjustments to reflect changes that occur in our business but do not represent ongoing operations.

Adjusted Net Income and Adjusted Earnings Per Share

Adjusted net income is a non-GAAP financial measure that represents GAAP net income or loss adjusted to exclude significant income and expense items that are non-cash or not indicative of ongoing operations, including consideration of the tax effect of the adjustments. Adjusted earnings per share is a non-GAAP financial measure that represents adjusted net income per share. Adjusted weighted-average shares - diluted is calculated in accordance with the treasury stock, if-converted, or contingently issuable accounting methods, depending on the nature of the security.

Reconciliations of adjusted EBITDA, adjusted operating expenses, adjusted net income, and adjusted earnings per share to the most directly comparable GAAP financial measures are included in this press release.

The Company has not provided a reconciliation of its full-year 2025 guidance for adjusted EBITDA or adjusted operating expenses to the most directly comparable forward-looking GAAP measures, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K, because the Company is unable to predict, without unreasonable efforts, the timing and amount of items that would be included in such a reconciliation, including, but not limited to, stock-based compensation expense, acquisition related expense and litigation settlements. These items are uncertain and depend on various factors that are outside of the Company’s control or cannot be reasonably predicted. While the Company is unable to address the probable significance of these items, they could have a material impact on GAAP net income and operating expenses for the guidance period. A reconciliation of adjusted EBITDA or adjusted operating expenses would imply a degree of precision and certainty as to these future items that does not exist and could be confusing to investors.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as "predicts," "forecasts," "believes," "potential," "proposed," "continue," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "should" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements related to our 2025 financial guidance, including projected product revenues, adjusted operating expenses and adjusted EBITDA, statements related to current and future market opportunities for our products and our assumptions related thereto, expectations (financial or otherwise) and intentions, and other statements that are not historical facts. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results, performance, or achievements to differ materially from the company's current expectations, including risks relating to, among others: unknown liabilities; risks related to future opportunities and plans for our products, including uncertainty of the expected financial performance of such products; our ability to commercialize and grow sales of our products; our ability to manage our relationships with licensors; the success of competing products that are or become available; our ability to maintain regulatory approval of our products, and any related restrictions, limitations, and/or warnings in the label of our products; the size of the markets for our products, and our ability to service those markets; our ability to obtain reimbursement and third-party payor contracts for our products; the rate and degree of market acceptance of our products; the costs of commercialization activities, including marketing, sales and distribution; changing market conditions for our products; the outcome of any patent infringement or other litigation that may be brought by or against us; the outcome of any governmental investigation related to our business; our ability to secure adequate supplies of active pharmaceutical ingredient for each of our products and manufacture adequate supplies of commercially saleable inventory; our ability to obtain funding for our operations and business development; regulatory developments in the U.S.; our expectations regarding our ability to obtain and maintain sufficient intellectual property protection for our products; our ability to comply with stringent U.S. and foreign government regulation in the manufacture of pharmaceutical products, including U.S. Drug Enforcement Agency compliance; our customer concentration; and the accuracy of our estimates regarding expenses, revenue, capital requirements and need for additional financing. These and other risks are described under the heading "Risk Factors" in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the SEC. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Investor Contacts:
Ian Karp

Head of Investor Relations

ir@collegiumpharma.com

Danielle Jesse
Director, Investor Relations
ir@collegiumpharma.com

Media Contact:
Cheryl Wheeler

Head of Corporate Communications
communications@collegiumpharma.com

Collegium Pharmaceutical, Inc.

Unaudited Selected Consolidated Balance Sheet Information

(in thousands)

	September 30,	December 31,
	2025	2024
Cash and cash equivalents	$150,096	$70,565
Marketable securities	135,767	92,198
Accounts receivable, net	233,949	228,540
Inventory	38,052	35,560
Prepaid expenses and other current assets	36,156	30,394
Property and equipment, net	12,249	14,329
Operating lease assets	4,432	5,822
Intangible assets, net	724,983	891,402
Restricted cash	20,904	26,047
Deferred tax assets	102,477	98,033
Other noncurrent assets	2,338	8,368
Goodwill	145,925	162,333
Total assets	$1,607,328	$1,663,591

Accounts payable and accrued liabilities	59,115	76,058
Accrued rebates, returns and discounts	309,608	338,642
Business combination consideration payable	17,565	28,956
Term notes payable	570,166	615,316
Convertible senior notes	237,950	237,172
Operating lease liabilities	5,873	6,810
Deferred royalty obligation	122,279	120,613
Deferred revenue	9,945	10,000
Contingent consideration	19	1,182
Shareholders’ equity	274,808	228,842
Total liabilities and shareholders’ equity	$1,607,328	$1,663,591

Collegium Pharmaceutical, Inc.

Unaudited Condensed Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Product revenues, net	$209,361	$159,301	$575,118	$449,500
Cost of product revenues
Cost of product revenues (excluding intangible asset amortization)	24,717	21,706	73,820	60,611
Intangible asset amortization	55,473	40,801	166,419	109,833
Total cost of product revenues	80,190	62,507	240,239	170,444
Gross profit	129,171	96,794	334,879	279,056
Operating expenses
Selling, general and administrative	67,103	61,955	217,163	147,272
Gain on fair value remeasurement of contingent consideration	(19)	—	(1,163)	—
Total operating expenses	67,084	61,955	216,000	147,272
Income from operations	62,087	34,839	118,879	131,784
Interest expense	(21,767)	(18,394)	(63,020)	(51,320)
Interest income	3,116	3,280	7,724	12,164
Loss on extinguishment of debt	—	(4,145)	—	(11,329)
Income before income taxes	43,436	15,580	63,583	81,299
Provision for income taxes	11,929	6,245	17,676	24,645
Net income	$31,507	$9,335	$45,907	$56,654

Earnings per share — basic	$1.00	$0.29	$1.45	$1.75
Weighted-average shares — basic	31,571,410	32,259,468	31,724,439	32,339,401

Earnings per share — diluted	$0.84	$0.27	$1.28	$1.51
Weighted-average shares — diluted	39,439,890	40,163,266	39,386,071	40,400,483

Collegium Pharmaceutical, Inc.

Reconciliation of GAAP Net Income to Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
GAAP net income	$31,507	$9,335	$45,907	$56,654
Adjustments:
Interest expense	21,767	18,394	63,020	51,320
Interest income	(3,116)	(3,280)	(7,724)	(12,164)
Loss on extinguishment of debt	—	4,145	—	11,329
Provision for income taxes	11,929	6,245	17,676	24,645
Depreciation	1,033	946	3,259	2,815
Amortization	55,473	40,801	166,419	109,833
Stock-based compensation	9,811	7,317	32,153	24,804
Litigation settlements and contingencies	3,058	—	3,058	—
Recognition of step-up basis in inventory	—	1,301	5,431	1,301
Executive transition expense	—	—	1,397	3,051
Acquisition related expenses	1,552	19,886	3,776	19,886
Gain on fair value remeasurement of contingent consideration	(19)	—	(1,163)	—
Total adjustments	$101,488	$95,755	$287,302	$236,820
Adjusted EBITDA	$132,995	$105,090	$333,209	$293,474

Collegium Pharmaceutical, Inc.

Reconciliation of GAAP Operating Expenses to Adjusted Operating Expenses

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
GAAP operating expenses	$67,084	$61,955	$216,000	$147,272
Adjustments:
Stock-based compensation	9,811	7,317	32,153	24,804
Executive transition expense	—	—	1,397	3,051
Acquisition related expenses	1,552	19,886	3,776	19,886
Gain on fair value remeasurement of contingent consideration	(19)	—	(1,163)	—
Total adjustments	$11,344	$27,203	$36,163	$47,741
Adjusted operating expenses	$55,740	$34,752	$179,837	$99,531

Collegium Pharmaceutical, Inc.

Reconciliation of GAAP Net Income to Adjusted Net Income and Adjusted Earnings Per Share

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
GAAP net income	$31,507	$9,335	$45,907	$56,654
Adjustments:
Non-cash interest expense	1,343	1,681	4,065	5,065
Loss on extinguishment of debt	—	4,145	—	11,329
Amortization	55,473	40,801	166,419	109,833
Stock-based compensation	9,811	7,317	32,153	24,804
Litigation settlements and contingencies	3,058	—	3,058	—
Recognition of step-up basis in inventory	—	1,301	5,431	1,301
Executive transition expense	—	—	1,397	3,051
Acquisition related expenses	1,552	19,886	3,776	19,886
Gain on fair value remeasurement of contingent consideration	(19)	—	(1,163)	—
Income tax effect of above adjustments (1)	(15,453)	(20,974)	(52,061)	(45,635)
Total adjustments	$55,765	$54,157	$163,075	$129,634
Non-GAAP adjusted net income	$87,272	$63,492	$208,982	$186,288

Adjusted weighted-average shares — diluted (2)	39,439,890	40,163,266	39,386,071	40,400,483
Adjusted earnings per share (2)	$2.25	$1.61	$5.41	$4.71

(1)

The income tax effect of the adjustments was calculated by applying our blended federal and state statutory rate to the items that have a tax effect. The blended federal and state statutory rate for the three months ended September 30, 2025 and 2024 were 21.8% and 28.1%, respectively; and the blended federal and state statutory rate for the nine months ended September 30, 2025 and 2024 were 24.5% and 27.1%, respectively. As such, the non-GAAP effective tax rates for the three months ended September 30, 2025 and 2024 were 21.7% and 27.9%, respectively; and the non-GAAP effective tax rates for the nine months ended September 30, 2025 and 2024 were 24.2% and 26.0%, respectively.

(2)

Adjusted weighted-average shares - diluted were calculated using the “if-converted” method for our convertible notes in accordance with ASC 260, Earnings per Share. As such, adjusted weighted-average shares – diluted includes shares related to the assumed conversion of our convertible notes and the associated cash interest expense is added-back to non-GAAP adjusted net income. For the three and nine months ended September 30, 2025 and 2024, adjusted weighted-average shares – diluted includes 6,606,305 shares attributable to our convertible notes. In addition, adjusted earnings per share includes other potentially dilutive securities to the extent that they are not antidilutive.